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Exhibit 99.3

Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

The Board of Directors
Colony Capital, Inc.
515 South Flower Street, 44th Floor
Los Angeles, California 90071

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 2, 2016, to the Board of Directors of Colony Capital, Inc. ("Colony") as Annex F to, and reference thereto under the headings "SUMMARY — Opinion of Colony's Financial Advisor" and "THE MERGERS — Opinion of Colony's Financial Advisor" in, the joint proxy statement/prospectus relating to the proposed transactions involving Colony, NorthStar Asset Management Group Inc. and NorthStar Realty Finance Corp., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Colony NorthStar, Inc. (the "Registration Statement"). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

July 28, 2016

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  Exhibit 99.3
Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated